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Exhibit 5.1

January 19, 2012

SM Energy Company
1775 Sherman Street, Suite 1200
Denver, Colorado 80203

        Re:    Registration Statement on Form S-4

Ladies and Gentlemen:

        We have acted as special counsel to SM Energy Company, a Delaware corporation (the "Company"), in connection with its Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the "Commission") on January 19, 2012 (the "Registration Statement"), pursuant to the Securities Act of 1933, as amended (the "Securities Act"). Pursuant to the Registration Statement, the Company is offering $350,000,000 aggregate principal amount of 6 1/2% Senior Notes due 2021 (the "Exchange Notes") in exchange for a like principal amount of the Company's outstanding 6 1/2% Senior Notes due 2021. The Exchange Notes will be issued under an Indenture, dated as of November 8, 2011, between the Company and U.S. Bank National Association, as Trustee (the "Indenture").

        As the basis for the opinion hereinafter expressed, we have reviewed the following:

  A.
  executed copy of the Indenture;

  B.
  executed copy of the Registration Rights Agreement, dated November 8, 2011, among the Company and Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities, LLC, as representatives of the several initial purchasers named therein (the "Registration Rights Agreement");

  C.
  a copy of the Restated Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware on November 17, 1992, as amended by the Certificate of Amendment, filed June 22, 1998, the Certificate of Amendment, filed May 31, 2001, the Certificate of Amendment, filed May 26, 2005 and the Certificate of Amendment, filed June 1, 2010, and certified as of a recent date;

  D.
  a copy of the Restated Bylaws of the Company effective as of June 1, 2010;

  E.
  the resolutions adopted by the Board of Directors of the Company relating to, among other things, the Exchange Notes, the Indenture and the Registration Rights Agreement; and

  F.
  the certificate of good standing covering the Company, issued by the Secretary of State of the State of Delaware on January 19, 2012 (the "Good Standing Certificate").

        As to questions of fact material to this opinion, we have relied on certificates or comparable documents of public officials and of officers and representatives of the Company. We have assumed for purposes of this opinion: (a) the authenticity of all documents submitted to us as originals; (b) the conformity to authentic original documents of all documents submitted to us as certified, conformed, electronic, or photographic copies; (c) the genuineness of all signatures; and (d) the due execution and delivery of the Indenture and the Registration Rights Agreement by the persons authorized by each respective party thereto (other than the Company) to execute and deliver such documents on each party's behalf.

Holland & Hart LLP Attorneys at Law
Phone (303) 295-8000 Fax (303) 295-8261 www.hollandhart.com
555 17th Street Suite 3200 Denver, CO 80202-3979 Mailing Address Post Office Box 8749 Denver, CO 80201-8749
Aspen Billings Boise Boulder Carson City Cheyenne Colorado Springs Denver Denver Tech Center Jackson Hole Las Vegas Reno Salt Lake City Santa Fe Washington, D.C.

        Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

        1.     The Company is validly existing and in good standing under the laws of the State of Delaware.

        2.     The execution and delivery by the Company of the Indenture and the performance of its obligations thereunder have been duly authorized by all necessary corporate action on the part of the Company.

        3.     The issuance, execution and delivery by the Company of the Exchange Notes have been duly authorized by all necessary corporate action on the part of the Company.

        The foregoing opinions are subject to the following exceptions, qualifications and limitations:

        In rendering our opinions in paragraph 1 as to the valid existence and good standing the Company, we have relied solely on a good standing certificate issued by the Secretary of State of the State of Delaware.

        The opinions expressed in this letter are limited to the Delaware General Corporation Law (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and the federal laws of the United States of America, and we expressly disavow any obligation to advise you with respect to future changes in law or in our knowledge or as to any event or change of condition occurring subsequent to the date of this letter. This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act.

        We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption "Legal Matters" in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Holland & Hart LLP

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  Exhibit 5.1